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As filed with the Securities and Exchange Commission on May 12, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rouse Properties, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

90-0750824
(I.R.S. Employer Identification Number)

1114 Avenue of the Americas, Suite 2800
New York, New York 10036
(212) 608-5108
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Susan Elman
Executive Vice President and General Counsel
Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036
(212) 608-5108

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
J. Gerard Cummins
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
(212) 839-5300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by the registrant.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☒

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.01 per share	2,000,000	$16.15	$32,300,000	$4,161

(1)
Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminable number of shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)
The proposed maximum offering price per share with respect to the common stock being registered pursuant to this registration statement is $16.15, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act of 1933, and, in accordance with Rule 457(c) under the Securities Act of 1933, is based on the average of the high and low reported sale prices of our common stock on the New York Stock Exchange on May 7, 2014.

PROSPECTUS

Rouse Properties, Inc.

2,000,000 shares of Common Stock

Dividend Reinvestment and Stock Purchase Plan

        This prospectus relates to shares of common stock we may offer and sell from time to time according to the terms of the Rouse Properties, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Participants should retain this prospectus for future reference.

        The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting the cash dividends paid on our common stock and by making additional optional cash payments. For Plan participants, the minimum purchase amount for optional cash payments is $25.00 per transaction not to exceed $10,000 per month. This prospectus describes and constitutes the Plan.

        Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when authorized by our board of directors declared by us, in the usual manner.

        Shares of common stock will be (i) purchased on the open market or (ii) purchased directly from us from authorized but unissued shares.

        We have appointed American Stock Transfer & Trust Company, LLC (the "Plan Administrator") to serve as the administrator of the Plan. You may enroll in the Plan by obtaining an Enrollment Application from the Plan Administrator and returning the completed form to the Plan Administrator.

        Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the trading symbol "RSE." On May 9, 2014, the closing price of our common stock on the New York Stock Exchange was $17.00 per share.

        Investing in our common stock involves risks. You should carefully read and consider the risks described under the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus, to read about factors you should consider before making a decision to invest in our common stock.

        We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock. You should read the information under the section entitled "Description of Capital Stock—Restrictions on Ownership and Transfer" in this prospectus for a description of these restrictions.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2014.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations, liquidity and prospects may have changed since those dates.

        Unless otherwise indicated or the context requires otherwise, in this prospectus, references to "our company," "the Company," "we," "us," "our" and "Rouse" mean Rouse Properties, Inc. and its consolidated subsidiaries.

ROUSE PROPERTIES, INC.

        Rouse Properties, Inc. is a Delaware corporation that was organized in August 2011 and became a separate public company when we were spun-off from General Growth Properties, Inc. ("GGP") in January 2012. As of March 31, 2014, our portfolio consisted of 34 regional malls in 21 states totaling over 23.5 million square feet of retail and ancillary space. We believe that these malls function as town centers and are predominately located in markets or sub-markets that contain no other enclosed malls and have a high penetration of the trade area. In addition, our portfolio includes regional malls that we believe have significant growth potential through lease-up, repositioning and/or redevelopment. Some properties may require re-tenanting and re-constitution of the merchandising mix in order to provide new and relevant shopping and entertainment opportunities for the consumer.

        Our principal focus is to own and manage dominant regional malls in protected markets or sub-markets in the United States, in such locations that the malls are either market dominant (the only mall within an extended distance) or trade area dominant (the premier mall serving the defined regional consumer). Approximately 80% of our 34 mall assets are the only enclosed malls in their markets or sub-markets. We seek to increase the value of our properties by executing individually tailored business plans designed to improve their operating performance. We actively manage all of our properties, performing the day-to-day functions, operations, leasing, maintenance, marketing and promotional services. Our platform is national in scope and we believe that it positions us to capitalize on existing department store, junior anchor and broad in-line retailer relationships across our portfolio.

        We elected to be treated as a real estate investment trust ("REIT") beginning with the filing of our federal income tax return for the 2011 taxable year. Subject to our ability to meet the requirements of a REIT, we intend to maintain this status in future periods.

        Our corporate headquarters is located at 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, and our telephone number is (212) 608-5108.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully read and consider the risks described under the section entitled "Item 1A—Risk Factors" in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision to invest in our common stock. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations, liquidity and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties we have described are not the only ones facing our company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents and information we incorporate herein by reference contain certain forward-looking statements, including, without limitation, statements concerning our operations, economic performance and financial condition. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "forecast," "plan," "intend," "believe," "may," "should," "would," "could," "likely," and other words of similar expression or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you, therefore, not to rely on these forward-looking statements.

        In this prospectus and the documents we incorporate herein by reference, we may make forward-looking statements discussing our expectations about:

  •
  future repositioning and redevelopment opportunities;

  •
  expectations regarding returns on acquisitions and developments;

  •
  expectations of our revenues, income, funds from operations, core funds from operations, net operating income, core net operating income, capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

  •
  expectations and achievement of our goals regarding our occupancy levels and rents;

  •
  future liquidity; and

  •
  future management plans.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

  •
  our limited operating history as an independent company;

  •
  our inability to obtain operating and development capital;

  •
  our inability to reposition and redevelop some of our properties;

  •
  adverse economic conditions in the retail sector;

  •
  our inability to lease or re-lease space in our properties;

  •
  the inability of our tenants to pay minimum rents and expense recovery charges and the impact of co-tenancy provisions in our leases;

  •
  our inability to sell real estate quickly and restrictions on transfer;

  •
  our inability to compete effectively;

  •
  our level of indebtedness;

  •
  the adverse effect of inflation;

  •
  our inability to maintain our status as a REIT;

  •
  our directors and officers may change our current long-range plans; and

  •
  the risk factors described under the caption "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

        In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained in this prospectus and the documents we incorporate herein by reference will in fact occur. Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

 USE OF PROCEEDS

        To the extent shares of our common stock are purchased by the Plan Administrator in the open market, we will not receive any proceeds. To the extent the shares of our common stock are issued by us, we will receive additional funds for our general corporate purposes.

DESCRIPTION OF THE PLAN

        The provisions of our Dividend Reinvestment and Stock Purchase Plan are set forth below in question and answer format.

Purpose

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide holders of record of shares of our common stock (the "Participants") with a simple, convenient and low cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of our common stock. Shares of our common stock purchased under the Plan will either be issued by us or purchased in the open market by the Plan Administrator, American Stock Transfer & Trust Company, LLC (see Question 4). To the extent shares of our common stock are purchased by the Plan Administrator in the open market, we will not receive any proceeds. To the extent the shares of our common stock are issued by us, we will receive additional funds for our general corporate purposes. See "Use of Proceeds".

Advantages

2.     What are the options available to Participants?

        Stockholders may purchase additional shares of our common stock by (i) having the cash dividends on all, or part, of their shares of our common stock automatically reinvested, (ii) receiving directly, as usual, their cash dividends, if, as and when declared, on shares of our common stock and investing in the Plan by making optional cash payments of not less than $25.00 per transaction and not to exceed $10,000 per month, or (iii) investing their cash dividends and making such optional cash payments.

3.     What are the advantages and disadvantages of the Plan?

        The primary advantages of participating in the Plan are as follows:

  •
  The Plan provides holders of record of shares of our common stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of our common stock.

  •
  Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be purchased and credited to Participants' Plan accounts.

  •
  Fees charged to Participants are usually less than if the individual investor purchased or sold shares outside the Plan through a broker. See Question 10, "Are there any expenses associated with participation in the Plan?".

  •
  Regular statements of holdings provide simplified record keeping. See Question 17, "What kind of reports will be sent to Participants in the Plan?".

        The primary disadvantages of participating in the Plan are as follows:

  •
  Participants have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for the Participant's Plan account. The price of our common stock may rise or fall during the period between requesting a purchase or sale and the actual purchase or sale. The Participant bears the market risk associated with fluctuations in the price of our common stock from the time the Participant authorizes a transaction until the completion of the purchase or sale of shares of our common stock for the Participant's Plan account. See Question 13, "What is the source of shares purchased under the Plan?".

  •
  The Plan does not pay interest to Participants on funds held pending investment. There are limited investment dates each month. Monies received after the cutoff for an investment date will be held until the next investment date. See Question 14, "How are optional cash payments made?" and Question 15, "May Participants have additional investments automatically deducted from a bank account?".

  •
  Distributions on shares of our common stock that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to the Participants. These distributions may give rise to a liability for the payment of income tax without providing the Participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the federal income tax consequences of participation in the Plan, please see the section entitled "U.S. Federal Income Tax Considerations".

  •
  Participants will be charged certain service fees and may be charged brokerage commissions by the Plan Administrator. See Question 10, "Are there any expenses associated with participation in the Plan?".

  •
  A Participant cannot pledge shares deposited in its Plan account until the shares are withdrawn from the Plan. See Question 20, "Will certificates be issued for shares of our common stock purchased under the Plan?".

Administration

4.     Who administers the Plan for Participants?

        Our transfer agent, American Stock Transfer & Trust Company, LLC, has been designated by us as our agent to administer the Plan for Participants, maintain records, send regular statements of holdings to Participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be held by the Plan Administrator as agent for Participants and registered in the name of the Plan Administrator or its nominee. Should the Plan Administrator resign, or be asked to resign, another agent will be asked to serve.

        All communications regarding the Plan should be sent to the Plan Administrator addressed as follows:

  In Writing

  For Inquiries/ Communications
  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, New York 11219
  Attn: Shareholder Relations Department

  For Transaction Processing
  American Stock Transfer & Trust Company, LLC
  P.O. Box 922
  Wall Street Station
  New York, New York 10269-0560
  Attn: Plan Administration Department

  Telephone

  Toll-free within the U.S. and Canada: 1-866-673-8055

        Customer service representatives are available between the hours of 8:00 A.M. and 8:00 P.M. Eastern Time, Monday through Friday (except holidays).

  Internet

        You can order or download a Plan prospectus and Enrollment Application using the Internet at www.amstock.com.

Participation

5.     Who is eligible to participate?

        All holders of record of shares of our common stock are eligible to participate in the Plan. If you are not an existing stockholder of our common stock, you may not participate in the Plan. In order to be eligible to participate, beneficial owners of shares of our common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of plan. Therefore, persons residing outside the United States are responsible for complying with any such regulations. Rouse and the Plan Administrator reserve the right to prohibit or terminate participation of any stockholder if deemed necessary or advisable under any applicable laws or regulations.

6.     How does someone become a Participant?

        An eligible stockholder may join the Plan by enrolling online at www.amstock.com, by completing an Enrollment Application and returning it to the Plan Administrator, or by contacting the Plan Administrator by telephone at 1-866-673-8055 or by mail at American Stock Transfer & Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, New York 10269-0560.

        If a Participant establishes a joint account, the Participants jointly and severally agree that each of them will have authority on behalf of the joint account to make transaction requests of the Plan Administrator, including, but not limited to, transactions such as selling or withdrawing shares, changing account address or options, and to generally deal with the Plan Administrator on behalf of the joint account as fully and completely as if either Participant alone were interested in the account. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, do any of the following if conflicting instructions are received from joint account Participants:

  (a)
  Choose which instructions to follow and which to disregard;

  (b)
  Terminate the account pursuant to Question 23; and/or

  (c)
  Take other appropriate legal action.

7.     When may a stockholder join the Plan?

        A stockholder may join the Plan at any time and will remain a Participant until participation is terminated (see Question 23) or all shares held in the Participant's Plan account are sold.

        If a request specifying the reinvestment of dividends is received by the Plan Administrator at least three business days before the record date of a dividend payment, reinvestment commences with that dividend payment. If the request is received after that date, reinvestment of dividends through the Plan may not begin until the dividend payment following the next record date.

8.     What does the Enrollment Application provide?

        The Enrollment Application allows eligible stockholders to purchase additional shares of our common stock through the reinvestment of dividends and/or optional cash payments, including monthly automatic deductions. The options for dividend reinvestment are described below while information regarding optional cash payments, including monthly automatic deductions, can be found in Questions 14 and 15.

        The Enrollment Application provides for the purchase of additional shares of our common stock through the following reinvestment options:

  (a)
  If "Full Dividend Reinvestment" is selected, the Plan Administrator will reinvest the cash dividends payable on all shares held in the Participant's Plan account and on all shares of our common stock registered in the Participant's name. In addition, the Plan Administrator will invest in our common stock all of the cash dividends on all shares subsequently registered in the Participant's Plan account, as well as any optional cash payments the Participant submits.

  (b)
  If "Partial Dividend Reinvestment" is selected, the Plan Administrator will reinvest the cash dividends payable on a specific number of shares of our common stock registered in the Participant's name. Under the Emergency Economic Stabilization Act of 2008, each Participant must reinvest at least 10% of its dividend distribution each dividend payment date. Any cash dividends not reinvested will be paid to you by check or direct deposit. To authorize direct deposit, see "Direct Deposit of Cash Dividends" below.

        Direct Deposit of Cash Dividends—For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The Participant should include a voided check or deposit slip from the bank account for which to set up direct deposit.

        If you do not specify any option when you enroll, your account will be set up for Full Dividend Reinvestment.

9.     How may Participants change investment options?

        A Participant may change its investment option at any time over the Internet, by completing a new Enrollment Application and returning it to the Plan Administrator or by contacting the Plan Administrator at 1-866-673-8055. A change in investment option will be effective on the dividend payment date if the request is received by the Plan Administrator no later than the third business day preceding the related dividend record date. If the request is received by the Plan Administrator after the third business day preceding the related dividend record date, the change may not be effective until the following dividend payment date.

Costs

10.   Are there any expenses associated with participation in the Plan?

        The charges for investments made for the Participants are discussed below.

        The Plan Administrator will deduct a service charge for investments made for the Participant. In addition, Participants will be charged for brokerage commissions on each purchase transaction for purchases made in the open market. The Participant's charge for brokerage commissions on small transactions may be less than usual since the Plan Administrator will buy or sell shares in volume for all Participants and that commission savings will be passed on to each Participant. Participants will not be charged for brokerage commissions for shares purchased directly from us.

        If the Participant asks the Plan Administrator to sell some or all of its shares, the Participant will be charged an administrative service charge plus applicable brokerage commissions.

        The fees associated with enrollment and participation in the Plan are summarized in the chart below:

	Service Charge	Commissions (Open Market Trades Only)
Reinvestment of dividends	5% of the dividend amount, up to $2.50 per quarter	$0.10 per share
Purchases through optional cash payments	$2.50	$0.10 per share
Purchases through monthly automatic deductions	$2.50	$0.10 per share
Purchases through one-time automatic deductions	$2.50	$0.10 per share
Sale service fee	$15.00	$0.10 per share
Insufficient funds	$35.00	None
Statement duplication (statements older than one year)	$20.00 per statement	None

        See Question 23, "How does a Participant terminate participation in the Plan or withdraw from the Plan with respect to a portion of shares?" and Question 24, "May a portion of a Participant's Plan shares be sold?" for a discussion of payment by Participants of brokerage costs associated with such termination of participation and sale of shares under the Plan.

        A $35.00 fee will be charged to Participants for each deposit returned for unpaid funds or rejected automatic debit of a bank account. See Question 16, "How are payments with "returned funds" handled?". Also, a $20.00 fee will be charged to Participants for each duplicate statement older than one year requested by such Participants. See Question 17, "What kind of reports will be sent to Participants?".

        If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge different fees and commissions from those listed above.

Purchases

11.   How many shares of our common stock will be purchased for each Participant?

        The number of shares to be purchased for a Participant's account under the Plan will depend on the amount of a Participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of our common stock. Each Participant's Plan account will be credited with that number of shares, including fractions, equal to the total amount to be reinvested or invested through optional cash payments, divided by the applicable purchase price per share.

12.   What will be the price of shares of our common stock purchased under the Plan?

        The Plan provides the Participant with a convenient and attractive method of investing cash dividends in, and/or making optional cash payments of, additional shares of our common stock. For reinvestment of dividends, the purchase price of shares issued by us under the Plan will be the average of the high and low prices of our common stock on the dividend payment date as reflected in New York Stock Exchange Composite transactions. Optional cash payments will be invested weekly on Wednesdays, or the next business day if Wednesday is a holiday, and the purchase price of shares issued by us under the Plan will be the average of the high and low prices of our common stock on that day as reflected in New York Stock Exchange Composite transactions. However, in any week in which dividends are paid, optional cash payments for such week generally will be invested along with dividends on the dividend payment date. See also Question 14, "How are optional cash payments made?".

        The price of shares of our common stock purchased on the open market with cash dividends or optional cash payments will be the weighted average of all purchases including commissions. See Question 10, "Are there any expenses associated with participation in the Plan?".

        Since purchase prices for our common stock are established on the applicable investment date, a Participant loses any advantages otherwise available from being able to select the timing of investments.

        Participants should recognize that neither we nor the Plan Administrator can assure a profit or protect against a loss on shares of our common stock purchased under the Plan.

13.   What is the source of shares purchased under the Plan?

        The Plan provides the Plan Administrator the flexibility of using dividends and optional cash payments to purchase shares of our common stock from us out of our authorized but unissued shares of our common stock or on the open market. Share purchases in the open market may be made on any stock exchange where our common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. The Plan Administrator will invest all cash dividends as soon as practicable after receipt and will invest all optional cash payments as described below in Question 14, and in no event will any investment occur later than 30 days after receipt, except when compliance with federal and state securities laws or other regulatory authorities and temporary curtailment or suspensions of any trading in our common stock mandate it. Neither we nor any Participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

        Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

        The Plan Administrator may use a broker for trading activity under the Plan on behalf of Plan Participants. The broker receives a commission in connection with the transactions it processes.

14.   How are optional cash payments made?

        Optional cash payments may be made at any time and in varying amounts of not less than $25.00 per transaction and not to exceed $10,000 per month. A stockholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to American Stock Transfer & Trust Company, LLC) with the Enrollment Application. Thereafter, optional cash payments may be submitted by mailing or delivering to the Plan Administrator a check (made payable to American Stock Transfer & Trust Company, LLC). A remittance form should accompany each such payment. Participants may also submit optional cash payments over the Internet or establish a monthly automatic debit of their authorized bank accounts, as described in Question 15 below.

        Optional cash payments will be invested weekly on Wednesdays, or the next business day if Wednesday is a holiday. Optional cash payments in the form of physical checks received no later than the business day preceding an investment date will be invested on such investment date. Optional cash payments in the form of physical checks received after the business day preceding an investment date will be invested on the following investment date. However, in any week in which dividends are paid, optional cash payments for such week will be invested along with dividends on the dividend payment date. In such cases, optional cash payments in the form of physical checks received after the business day preceding the dividend payment date will be invested on the following investment date. Checks should be made payable to American Stock Transfer & Trust Company, LLC and should be payable in U.S. funds drawn on a U.S. bank. Cash, money orders and third party checks will not be accepted. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. The

same amount of money need not be sent for each investment, and there is no obligation to make an optional cash payment. Due to the frequency of investments, the Plan Administrator will not honor any requests for refunds.

15.   May Participants have additional investments automatically deducted from a bank account?

        Yes, Participants may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. To authorize monthly automatic deductions, Participants may enroll over the Internet or complete an Enrollment Application by indicating the dollar amount, their bank account number and the U.S. Bank routing number and returning it to the Plan Administrator with a voided blank check or savings deposit slip attached.

        Enrollment Applications may be obtained by contacting the Plan Administrator. In order to be effective for a particular month, the Enrollment Application must be received by the Plan Administrator on or before the last business day of the prior month. Funds will be debited from the Participant's applicable bank account on the 15th of each month, or the next business day if the 15th is a holiday, and will be invested on the first investment date following the debit of funds from the Participant's bank. A Participant may terminate an automatic monthly withdrawal of funds or change the dollar amount, the bank account number, or the bank routing number by contacting the Plan Administrator over the Internet, by calling 1-866-673-8055 or writing to the Plan Administrator at the address provided in Question 4. Any changes or terminations will take effect in the same month, provided the request is received by the Plan Administrator at least seven business days prior to the date of the scheduled deduction.

        Participants may make optional cash payments as low as $25.00 per transaction.

16.   How are payments with "returned funds" handled?

        In the event that any deposit is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares, if any, purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance. A $35.00 fee will be charged for any deposit returned unpaid.

Reports to Participants

17.   What kind of reports will be sent to Participants in the Plan?

        Participants will receive a transaction confirmation after any optional cash payment has been converted to additional shares of our common stock to be held in a Participant's Plan account.

        Participants will also receive a quarterly year-to-date investment statement shortly after the completion of each dividend investment. The statement will reflect year-to-date transactions such as:

  •
  shares of our common stock purchased through dividend reinvestment,

  •
  shares of our common stock purchased with optional cash payments,

  •
  shares of our common stock transferred,

  •
  shares of our common stock sold,

  •
  partial withdrawals, and

  •
  Plan termination.

        The statements provide a continuous record of transactions and Participants should retain them for income tax purposes. Participants will also receive copies of any amendments or supplements to the prospectus relating to the Plan and will receive the same communications as any other stockholder, including annual reports, notices of annual meetings, and proxy statements. See also "Where You Can Find More Information".

        Please note, a $20.00 fee will be charged to Participants for each duplicate statement older than one year requested by Participants.

Dividends

18.
How are dividends credited to Participants' accounts under the Plan?

        On shares of our common stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's Plan account and reinvested in additional shares of our common stock. Participants who do not elect dividend reinvestment will receive cash dividends, if authorized and declared, by checks or direct deposit as usual. Stockholders who do not participate in the Plan will receive cash dividends, if authorized and declared, by check as usual.

19.
Will Participants be credited with dividends on fractions of shares?

        Yes, and dividends will be paid on the fractional shares computed to three decimal places.

20.
Will certificates be issued for shares of our common stock purchased under the Plan?

        Our common stock is recorded by book-entry procedures and is not represented by stock certificates. Therefore, certificates for shares of our common stock purchased under the Plan will not be issued. Shares will be held in the name of the Plan Administrator or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on such Participant's statement of holdings.

        Shares held by the Plan Administrator for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must first withdraw such shares from the Plan in accordance with the procedures described in Question 23.

21.
In whose name will shares be held?

        A Participant's account under the Plan will be maintained in the name in which its shares of our common stock were registered at the time the Participant enrolled in the Plan.

22.
Can Participants transfer shares that they hold in the Plan to someone else?

        Yes. Participants may transfer ownership of some or all of their shares held through the Plan. Participants may contact the Plan Administrator by mail at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attn: Transfer Department, by telephone at 1-866-673-8055 or online at www.amstock.com for complete transfer instructions. Participants will be asked to send to the Plan Administrator written transfer instructions and to have their signatures "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares in the Participant's Plan account. A notary is not sufficient.

        Participants may transfer shares to Rouse stockholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share. In addition, Participants are required to maintain a balance of one or more full shares of our common stock or we may terminate your Plan account.

Termination of Participation

23.
How does a Participant terminate participation in the Plan or withdraw from the Plan with respect to a portion of shares?

        A Participant may terminate participation in the Plan, or withdraw from the Plan with respect to a portion of the shares in the Participant's Plan account, at any time by notifying the Plan Administrator in writing. The Plan Administrator will honor a Participant's notice of termination or withdrawal within five business days of the receipt of the request. If, however, the notice of termination or withdrawal is received less than seven business days prior to a dividend payment date, the account may be terminated, or shares withdrawn, after the dividend is reinvested for that Participant's Plan account. The Plan Administrator may terminate a Participant's Plan account for any reason by mailing a written notice of termination to the Participant prior to such termination. The Plan account then will be terminated and all subsequent dividends will be paid to the Participant. Upon termination or withdrawal, the Plan Administrator will continue to hold the Participant's shares in book-entry form. The Participant may also request the sale of all or part of any such shares or have their broker transfer the Participant's shares to his or her brokerage account. See Question 24, "May a portion of a Participant's Plan shares be sold?" and Question 10, "Are there any expenses associated with participation under the Plan?". Former Participants, who are still our stockholders, may become Participants in the Plan again at any time by contacting the Plan Administrator.

Sale of Plan Shares

24.
May a portion of a Participant's Plan shares be sold?

        Participants may sell all or a portion of their shares of our common stock held in the Plan by contacting the Plan Administrator. However, Participants are required to maintain a balance of one or more full shares of our common stock or we may terminate your Plan account. We will treat a request to sell all shares of our common stock held in your Plan account as a termination of your Plan account.

        All sales transactions under the Plan are made through a broker that will receive brokerage commissions in connection with such sales. Shares are sold on the exchange on which the shares of our common stock trade. The selling price will not be known until the sale is complete.

        The Plan Administrator will combine the shares you want to sell through the Plan with shares that are being sold by other Plan Participants. Shares are then periodically submitted in bulk to a broker for sale on the open market. Your shares will usually be sold within one business day after the Plan Administrator receives your request, but no later than five business days (except where deferral is necessary under state or federal regulations). Depending on the number of shares being sold and current trading volume in the shares, bulk sales may be executed in multiple transactions and over more than one day. Once entered, a request cannot be cancelled. Sales proceeds equal the market price that the broker receives for your shares (or, if more than one trade is necessary to sell all of the Plan shares submitted to the broker on that day, the weighted average price for all such shares sold on the applicable trade date or dates), less applicable taxes and fees. Requests may be placed online at www.amstock.com, by telephone, or in writing by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator.

        A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed to you by first class mail within four business days after the final trade settlement date.

        All sales are subject to market conditions, system availability and other factors. The actual sale date or price received for any shares sold through the Plan cannot be guaranteed. The fees charged in connection with the sale of shares are listed above under Question 10.

        If you want to sell shares through your own broker, you may request your broker to transfer shares electronically from your Plan account to your brokerage account.

        Plan Participants must perform their own research and must make their own investment decisions. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

        Sales of shares of our common stock may be subject to our insider trading policy.

Tax Consequences of Participation in the Plan

25.
What are the federal income tax consequences of participation in the Plan?

        Distributions on shares of our common stock that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to the Participants. These distributions may give rise to a liability for the payment of income tax without providing the Participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the federal income tax consequences of participation in the Plan, please see the section entitled "U.S. Federal Income Tax Considerations". Non-U.S. holders who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. Prospective non-U.S. Participants are encouraged to consult with their tax advisors regarding the implication of such withholding taxes in connection with participating in the Plan.

Other Information

26.
What happens if we issue a stock dividend, declare a stock split or have a rights offering?

        Any stock dividends or stock splits distributed by us on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's Plan account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant in the same manner as to stockholders who are not participating in the Plan.

        In the event we make available to stockholders rights to purchase additional shares of our common stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts and registered in their names on the record date established for determining stockholders who are entitled to such rights. The Plan Administrator or a broker/dealer will sell such rights, credit the proceeds to the Participant's Plan account, and apply the proceeds to the purchase of shares of our common stock on the next investment date. If a Participant wishes to exercise, transfer, or sell any such rights, the Participant must request, prior to the record date for the issuance of any such rights, that the Plan Administrator transfer the shares from the Plan account and register them in the Participant's name.

        Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

27.
How will a Participant's shares be voted at meetings of stockholders?

        The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Plan Administrator will vote any full and/or fractional shares of our common stock held in the Participant's Plan account and registered in the Participant's name in accordance with the Participant's directions. If Participants sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of their shares will be voted in accordance with the recommendations of our management. If a Participant does not return a signed proxy to the Plan Administrator, or returns it unsigned, the Plan Administrator will not vote such shares.

28.
What are the responsibilities of Rouse and the Plan Administrator under the Plan?

        In administering the Plan, neither we nor the Plan Administrator is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant's account upon such Participant's death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants. Selling Participants should be aware that the share price of our common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

        The Plan Administrator is authorized to choose a broker/dealer at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer utilized in share transactions within a reasonable time upon written request from the Participant.

        The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

        In the absence of negligence or willful misconduct on its part, the Plan Administrator shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, natural disaster, civil unrest, state of war, fire, power failure, equipment failure, act of terrorism, or similar events beyond the Plan Administrator's control. The Plan Administrator will make reasonable efforts to minimize performance delays or disruptions in the event of such occurrences.

        THE PARTICIPANT SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

29.
May the Plan be changed or discontinued?

        While the Plan is intended to continue indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. Notice of such suspension, termination or modification will be sent to all Participants. We intend to use our best efforts to maintain the effectiveness of the registration statement filed with the SEC covering the offer and sale of our common stock under the Plan. However, we have no obligation to offer, issue or sell our common stock to Participants under the Plan if, at the time of the offer, issuance or sale, such registration statement is for any reason not effective. Also, we may elect not to offer or sell our common stock under the Plan to Participants residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the stockholders and any optional cash payments received from such stockholder will be returned to him.

30.
Can checks be written against the Participant's Plan account?

        No. A Participant may not draw checks or drafts against its Plan account.

31.
Who interprets and regulates the Plan?

        We have the sole right to interpret and regulate the Plan and make all decisions thereunder.

32.
What law governs the Plan?

        The terms and conditions of the Plan and its operation will be governed by the laws of the State of Delaware.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our capital stock contained in our amended and restated certificate of incorporation, as amended (which we refer to herein as our "charter"), and our amended and restated bylaws (which we refer to herein as our "bylaws"), and is qualified in its entirety by reference to these documents. You should refer to our charter and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, along with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

General

        We were incorporated as a Delaware corporation on August 10, 2011. Our authorized capital stock consists of 500.0 million shares of common stock, par value of $0.01, 1.0 million shares of non-voting Class B common stock, par value $0.01 per share, and 50.0 million shares of preferred stock. As of May 1, 2014, 57,740,925 shares of common stock, no shares of Class B common stock and no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Holders of our common stock are entitled to receive ratably, together with holders of our Class B common stock, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock, together with holders of our Class B common stock, would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities.

        Under the terms of our charter, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Class B Common Stock

        On January 12, 2012, in connection with the restructuring transactions relating to, and as part of the consideration for, our spin-off from GGP, we issued 359,056 shares of our Class B common stock, par value $0.01 per share, to a subsidiary of GGP. Our Class B common stock is identical to our common stock except that holders of our Class B common stock do not have voting rights.

        At any time, and from time to time, after January 1, 2013, the holder or holders of our Class B common stock were permitted to put Class B common stock to us for cash, subject to our right to elect, in our sole discretion, to deliver shares of our common stock, on a one-for-one basis, in lieu of delivering cash. Pursuant to the foregoing, on February 6, 2013, all 359,056 outstanding shares of our Class B common stock were exchanged for 359,056 shares of our common stock. As a result, there are no shares of our Class B common stock currently outstanding.

        Upon any future issuance of Class B common stock, holders of our Class B common stock would be entitled to receive ratably, together with holders of our common stock, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our Class B common stock, together with holders of our common stock, would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities.

        Under the terms of our charter, the holders of our Class B common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Class B common stock. Upon any future issuance of Class B common stock, shares of our Class B common stock would be fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class B common stock would be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our charter provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of our board of directors with respect to each series of preferred stock includes, but is not limited to, determination of the following:

  •
  the designation of the series, which may be by distinguishing number, letter or title;

  •
  the number of shares of the series, which number our board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

  •
  whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

  •
  the redemption provisions and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

  •
  whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of the series.

Restrictions on Ownership and Transfer

        In general, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), for a taxable year, the following conditions (among others) must be satisfied:

  •
  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

  •
  our outstanding capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

  •
  certain percentages of our gross income and assets must be from particular activities and types of assets.

        Accordingly, at present, our charter contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit".

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the vote or value, whichever is more restrictive, of our outstanding capital stock.

        Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if our board of directors and the holders of our capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of our capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

        Our charter also provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit or causes us to lose our REIT status (such shares in excess of the Ownership Limit or which cause a loss of our REIT status hereinafter referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to an entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our charter, any change in the Ownership Limit would require an amendment to our charter. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of our company without the approval of our board of directors.

        All certificates representing capital stock will bear a legend referring to the restrictions described above.

Anti-Takeover Effects of Various Provisions of Delaware Law and our Charter and Bylaws

        Provisions of the DGCL and our charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Size of Board and Vacancies.    Our bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally, subject to the rights of certain parties, by the majority vote of our remaining directors in office, even if less than a quorum is present.

        Special Stockholder Meetings.    Under our charter and bylaws, our board of directors may call special meetings of our stockholders and, with the concurrence of 20% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of directors, our stockholders may call a special meeting.

        Elimination of Stockholder Action by Written Consent.    Our charter and bylaws expressly eliminate the right of our stockholders to act by written consent other than by unanimous written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the corporation's certificate of incorporation provides otherwise. Our charter does not provide for cumulative voting.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our charter includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our charter also provides that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We are also expressly authorized to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

        We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the purchase, ownership and disposition of our common stock.

Taxation of Rouse Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining to us under the Code, assuming we qualify as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We elected to be treated as a REIT in connection with the filing of our tax return for 2011. Such election was effective on August 10, 2011, the date of our incorporation. We believe that, commencing with the 2011 taxable year, we were organized and have been operated in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes. We have received an opinion of Sidley Austin LLP to the effect that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT, commencing with our 2011 taxable year. It must be emphasized that the opinion of Sidley Austin LLP is based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. However, such opinion is not binding on the Internal Revenue Service ("IRS") or any court, and there is no assurance that the IRS will not successfully challenge the conclusions set forth in such opinion or that we will be able to achieve our goals and thus qualify or continue to qualify to be taxed as a REIT.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley Austin LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

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  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

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  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

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  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

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  If we should fail to make during each calendar year sufficient distributions, we could, under certain circumstances, be subjected to a 4% excise tax on the excess of our required distribution over the amounts actually distributed.

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  If we acquire any asset from a C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

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  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

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  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for its proportionate share of the tax we pay.

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  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

        Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities, if any, in foreign jurisdictions. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

  3.
  which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

  4.
  which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

  7.
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

  8.
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions listed above must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our charter provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand each year from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "rents from real property" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Any dividends received from our taxable REIT subsidiaries or from other corporations (other than qualified REIT subsidiaries) in which we may in the future own stock will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and interests in certain partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of fluctuations in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest.

        The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after-tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property, including taxable distributions of our stock.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, under certain circumstances, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute with respect to each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the amounts required to be distributed to avoid this excise tax. We intend to make timely distributions sufficient to avoid the imposition of this excise tax.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any recharacterization of qualifying income as prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

  •
  the property sold is a real estate asset for purposes of the asset tests discussed above;

  •
  the REIT has held the property for at least two years;

  •
  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

  •
  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

  •
  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

  •
  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains) and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

        To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate U.S. holders at a 20% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate.

        U.S. holders that are corporations will, in general, be required to treat up to 20% of some capital gain dividends attributable to depreciation recapture under Section 1250 of the Code (and designated as taxable at 25% to non-corporate holders) as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

  •
  include the holder's pro rata share of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;

  •
  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

  •
  receive a credit or refund for the amount of tax deemed paid by the holder; and

  •
  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed to non-corporate U.S. holders at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains) to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  •
  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

  •
  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

  •
  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Medicare Tax

        Recently enacted legislation imposes a 3.8% Medicare tax on the net investment income (which includes taxable dividends and gross proceeds of a disposition of shares of our common stock) of certain individuals, trusts, and estates for taxable years beginning after December 31, 2012.

(See "—Information Reporting and Backup Withholding" below for a discussion of other recently enacted legislation which may be relevant to an investment in our common stock for certain non-U.S. holders).

Participation in the Plan by Participants who are U.S. holders

        Distributions on shares of our common stock held by U.S. holders who participate in the Plan and that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to such holders. Accordingly, participation in the Plan will generally result in a U.S. holder being treated, for federal income tax purposes, as having received a distribution equal to the fair market value of the shares on the date actually acquired from us. If a U.S. holder elects to make optional cash payments, such U.S. holder will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the shares on the purchase date over the amount of its optional cash payment. These distributions may give rise to a liability for the payment of income tax without providing such U.S. holder with the immediate cash to pay the tax when it becomes due. Each U.S. holder will receive a Form 1099-DIV after the end of the year which will show for the year the holder's total dividend income, amount of any return of capital distribution and amount of any capital gain dividend.

        We believe and intend to take the position that the Plan qualifies as a "dividend reinvestment plan" (or "DRP") (as defined in applicable Treasury Regulations). Absent an election to the contrary from a Participant, the Plan Administrator intends to use the first-in, first-out method when determining the tax basis of any shares of our common stock acquired by or for a Participant under the Plan when selling shares. Under this method, the shares sold or transferred are charged against the earliest lot purchased or acquired by or for a Participant to determine the basis of the shares. In the alternative, Participants may designate their preference for "specific identification" cost basis or may designate their preference for the "average basis method" at any time. Such designation must be in writing to the Plan Administrator. An investor who participates in a DRP may use the "average basis method" when determining the tax basis of any shares they hold in the DRP. Under this method, after a Participant notifies the Plan Administrator of its election to use the average basis method, all sales or other dispositions of shares of our common stock that such Participant holds in the Plan would generally have a single basis, which would be determined by averaging the basis of all shares acquired through the Plan since such date.

        Unless an alternative method is elected, a U.S. holder's tax basis in the shares of common stock acquired under the dividend reinvestment features of the Plan generally will equal the total amount of distributions the U.S. holder is treated as receiving plus any brokerage commissions paid by such U.S. holder. A U.S. holder's tax basis in the shares of common stock acquired through an optional cash purchase under the Plan generally will equal the total amount of any distributions the U.S. holder is treated as receiving plus the amount of the optional cash payment plus any brokerage commissions paid by such U.S. holder. To the extent that an individual U.S. holder itemizes deductions, any administrative service charge paid by such U.S. holder should be deductible under Section 212 of the Code, subject to any applicable limitations on the deductibility of itemized deductions in general, and miscellaneous itemized deductions in particular.

        A U.S. holder's holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for such holder's account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

        A U.S. holder will not realize any gain or loss when whole shares of our common stock are credited to the holder's account, either upon the U.S. holder's request, when the holder withdraws from the Plan or if the Plan terminates. However, a U.S. holder will recognize gain or loss when whole shares of our common stock or rights applicable to our common stock acquired under the Plan are sold or exchanged. A U.S. holder will also recognize gain or loss when receiving a cash payment for a fractional share of our common stock credited to the holder's account when the holder withdraws from the Plan or if the Plan terminates. The amount of the U.S. holder's gain or loss will equal the difference between the amount such holder receives for the shares or fractional shares of our common stock or rights applicable to common stock, net of any costs of sale paid by such U.S. holder, and such U.S. holder's adjusted tax basis of such shares.

Taxation of Non-U.S. Holders

Sale or other disposition of our common stock

        A person generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the shares constitute a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA". Shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. We expect that we will be a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock will be publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and (b) such non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

        We expect the shares of our common stock to be regularly traded on an established securities market. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock generally will not be subject to taxation under FIRPTA as a sale of a USRPI.

        If gain on the sale or exchange of a non-U.S. holder's shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, our common stock is not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our common stock would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions on common stock

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability.

        Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We expect the shares of our common stock to be regularly traded on a market that we believe qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs should be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

  1.
  the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

  2.
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulation §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently, we doubt that either of these characterizations is the correct interpretation of the Treasury Regulations and we may or may not take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Participation in the Plan by Participants who are non-U.S. holders

        Non-U.S. holders who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. Prospective non-U.S. Participants are encouraged to consult with their tax advisors regarding the implication of withholding taxes in connection with participating in the Plan.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of shares of our common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of shares of our common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        The Foreign Account Tax Compliance Act ("FATCA") imposes a 30% withholding tax on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain

"foreign financial institutions" (including investment funds), or FFIs, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial foreign entity, or NFFE, will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding would not begin until July 1, 2014 with respect to dividends on our common stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our common stock. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA legislation on their investment in our common stock.

PLAN OF DISTRIBUTION

        Except to the extent the Plan Administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is listed on the New York Stock Exchange under the trading symbol "RSE." The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the Plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions. Subject to the availability of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued to any particular stockholder pursuant to the reinvestment of dividends or optional cash payments. Upon your withdrawal from the Plan by the sale of common stock held under the Plan, you will receive the proceeds of such sale, less any applicable fees. Common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Sidley Austin LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section entitled "U.S. Federal Income Tax Considerations" is based on the opinion of Sidley Austin LLP.

EXPERTS

        The consolidated and combined financial statements and financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of the Company's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated and combined financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The historical summaries of gross income and direct operating expenses of Chesterfield Towne Center for the year ended December 31, 2012 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A filed on February 14, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries), and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The historical summaries of gross income and direct operating expenses of Centre at Salisbury for the year ended December 31, 2012 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A filed on February 14, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries), and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy any of these documents at the New York Stock Exchange's office at 20 Broad Street, New York, New York 10005. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (www.rouseproperties.com) as soon as reasonably practicable after filing with the SEC. The information contained on our website is not part of, or incorporated by reference into, this prospectus.

        This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

 DOCUMENTS INCORPORATED BY REFERENCE

        SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document instead of having to repeat the information in this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering and sale from time to time of shares of our common stock pursuant to the Plan is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference herein. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

  •
  our Definitive Proxy Statement on Schedule 14A filed on March 26, 2014;

  •
  our Current Reports on Form 8-K and Form 8-K/A filed on January 13, 2014, February 14, 2014 and March 5, 2014 (first filing); and

  •
  the description of our common stock included in our registration statement on Form 10 filed on August 29, 2011, including any amendments filed for the purpose of updating such description.

        All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of this offering and sale from time to time of shares of our common stock pursuant to the Plan shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, Attention: Investor Relations, Telephone: (212) 608-5108.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the common stock being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee are estimates.

SEC Registration Fee	$4,161
Printing Expenses	10,000
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	100,000
Miscellaneous Expenses	5,839

Total	$150,000

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Our charter and bylaws authorize the indemnification of officers and directors, consistent with Section 145 of the DGCL. We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of our company, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on January 19, 2012)
4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q filed on May 7, 2013)
4.3	Amended and Restated Bylaws of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed on January 19, 2012)
5.1	Opinion of Sidley Austin LLP as to the legality of the shares of common stock being offered
8.1	Opinion of Sidley Austin LLP as to certain tax matters
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Sidley Austin LLP (included in Exhibit 5.1)

Exhibit Number	Description
23.5	Consent of Sidley Austin LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on May 12, 2014.

ROUSE PROPERTIES, INC.
By:	/s/ ANDREW SILBERFEIN
	Name:	Andrew Silberfein
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Andrew Silberfein, John Wain and Timothy Salvemini, and each of them acting individually, as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, including post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW SILBERFEIN Andrew Silberfein	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2014
/s/ JOHN WAIN John Wain	Chief Financial Officer (Principal Financial Officer)	May 12, 2014
/s/ TIMOTHY SALVEMINI Timothy Salvemini	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2014
/s/ JEFFREY BLIDNER Jeffrey Blidner	Director	May 12, 2014
/s/ RICHARD CLARK Richard Clark	Director	May 12, 2014
/s/ CHRISTOPHER HALEY Christopher Haley	Director	May 12, 2014

Signature	Title	Date

/s/ MICHAEL HEGARTY Michael Hegarty	Director	May 12, 2014
/s/ BRIAN KINGSTON Brian Kingston	Director	May 12, 2014
/s/ DAVID KRUTH David Kruth	Director	May 12, 2014
/s/ MICHAEL MULLEN Michael Mullen	Director	May 12, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on January 19, 2012)
4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q filed on May 7, 2013)
4.3	Amended and Restated Bylaws of Rouse Properties, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed on January 19, 2012)
5.1	Opinion of Sidley Austin LLP as to the legality of the shares of common stock being offered
8.1	Opinion of Sidley Austin LLP as to certain tax matters
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Sidley Austin LLP (included in Exhibit 5.1)
23.5	Consent of Sidley Austin LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page to this registration statement)